Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zoetis Inc.:

We consent to the use of our audit report dated March 28, 2013 on the combined financial statements of Zoetis Inc., (the animal health business unit of Pfizer Inc.) as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, and the related combined financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York

May 22, 2013